Exhibit(a)(5)(iii)

FOR IMMEDIATE RELEASE

Group 1 Automotive, Inc. Announces Expiration and Final Results of Cash Tender Offer for Any and All of its 3.00% Convertible Senior Notes due 2020

HOUSTON, June 25, 2014—Group 1 Automotive, Inc. (NYSE: GPI) (the “Company”), an international, Fortune 500 automotive retailer, today announced the expiration and final results of its previously announced tender offer (the “Offer”) to purchase for cash any and all of its outstanding 3.00% Convertible Senior Notes due 2020 (CUSIP No. 398905AG4) (the “Notes”). The Offer expired at 12:00 midnight, New York City time, at the end of Tuesday, June 24, 2014.

As of the expiration of the Offer, $92,450,000 aggregate principal amount of Notes, representing approximately 80.4% of the outstanding Notes, were validly tendered and not validly withdrawn. The Company has accepted for purchase all Notes that were validly tendered and not validly withdrawn.

As previously announced by the Company, the final purchase price per $1,000 aggregate principal amount of Notes is $2,275.36. The Company expects to settle the Offer today and pay an aggregate of approximately $211.6 million (including accrued but unpaid interest and dealer manager fees) to purchase all of the Notes that were validly tendered and not validly withdrawn. Immediately following the settlement of the Offer, $22,550,000 million principal amount of Notes will remain outstanding.

As the Company has purchased $92,450,000 million in aggregate principal amount of the Notes pursuant to the Offer, the special mandatory redemption provision under the Company’s indenture governing its 5.000% Senior Notes due 2022 is no longer applicable.

The Company’s purchase of $92,450,000 million aggregate principal amount of the Notes reduces the dilutive effect of the net shares issuable under the Notes on the weighted average diluted shares used when calculating the Company’s earnings per share. Please see the Company’s updated dilution table, which gives effect to the Company’s purchase of the Notes and which is available at www.group1corp.com/data.

In the Company’s financial results for the second quarter of 2014, the Company expects to recognize a loss on retirement of the Notes, net of tax, of approximately $10 – $11 million.

Wells Fargo Securities, LLC acted as the dealer manager for the Offer. Global Bondholder Services Corporation acted as the depositary for the Offer and as the information agent for the Offer.

This press release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities.

About Group 1 Automotive, Inc.

Group 1 owns and operates 152 automotive dealerships, 193 franchises, and 37 collision centers in the United States, the United Kingdom and Brazil that offer 34 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing, service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as the statements regarding the timing of the settlement of the Notes and the expected loss from the redemption of the Notes, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. While management believes that these

Group 1 Automotive, Inc.

forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

V.P. Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.com